CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

ACTIVE HEALTH FOODS, INC.

The undersigned does hereby certify:

1.

He is the President and Secretary of Active Health Foods, Inc., a corporation, organized and existing under and by virtue of the laws of the State of California.

2.

The Articles of Incorporation of this Corporation are amended by changing the Article thereof numbered "IV" so that, as amended, said Article IV shall be and read as follows:

This Corporation shall combine the issued and outstanding shares of the common stock of the Corporation on the effective date of this amendment on a pro rata basis as a reverse stock split as defined in Section 182 of the California Corporations Code, such that each 1,000 shares of common stock issued and outstanding at the effective date of this amendment shall be combined into one (1) share of common stock, par value $0.001, with any fractional shares resulting from the reverse split rounded up to the next higher whole number of shares.

This Corporation shall be authorized to issue 50,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001.  The common stock shall have equal voting rights on all matters requiring a vote of shareholders, including the election of directors.  The Board of Directors is authorized to determine or to alter the rights, preferences, privileges and restrictions granted to or imposed upon the wholly unissued shares of preferred stock authorized to be issued.

3.

The foregoing amendments have been duly approved by the Board of Directors of Active Health Foods, Inc. on July 11, 2013.

4.

The foregoing amendments of the Articles of Incorporation have been duly approved by the required vote of the common shareholders in accordance with Section 902, California Corporation Code.  There are no shares of preferred stock of the Corporation issued and outstanding. The total number of authorized shares of voting common stock is 5,000,000,000 prior to the amendment, of which 3,721,938,061 have been issued.  The number of common shares voting in favor of the amended was 1,910,675,200, or 51.3%, exceeding the 50 percent vote required in order to approve the amendment.

5.

The foregoing amendments shall be effective on August 21, 2013.

I declare, under penalties of perjury under the laws of the State of California, that the matters set forth in this certificate are true and correct, of my own knowledge.

Dated this ___ day of August, 2013

By:_______________________________________

Title: Chief Executive Officer/President and Secretary

Name:   Gregory C. Manos